Piedmont Natural Gas Reports First Quarter Results

CHARLOTTE, N.C., March 7, 2007 / PRNewswire-FirstCall / — - At its Annual Meeting of Shareholders today, Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for the first fiscal quarter ended January 31, 2007. For the quarter, the Company’s net income was $70.7 million, or $.94 per diluted share, compared with net income of $72.0 million and $.94 per diluted share, for the same period in 2006.

Gas deliveries to residential and commercial customers were down quarter to quarter due to weather that was 15% warmer than normal and 6% warmer than the prior year. Strong customer growth year over year and reductions in the Company’s operations and maintenance expenses for the quarter partially offset the impact to net income. Margin for the quarter was $208.5 million, down slightly from $209.4 million the prior year, primarily due to the warmer weather, the accrual of annual settlement amounts under the Company’s previously announced North Carolina customer utilization tracker settlement and certain gas accounting adjustments related to interest on gas purchases and lost and unaccounted for gas. Operations and maintenance expenses decreased 2% over the same prior-year quarter, primarily as a result of reduced headcount and payroll expenses. Joint Venture income, before tax, was essentially flat for the quarter at $5.5 million in 2007, compared with $5.8 million in 2006.

“We are off to a good start in fiscal year 2007. Warmer weather and lower wholesale natural gas costs produced much lower heating bills to our customers this year compared to last. We are delivering quality service to our customers at levels they expect and deserve, our regulated natural gas tariffs are stabilizing our utility margins as intended and our business process efficiency initiatives are taking hold to lower our operating expenses. With this quarter’s financial results and our outlook for the year, we are reaffirming our earnings guidance with emphasis at the upper end of the range”, commented Chairman, President and CEO, Thomas E. Skains.

FISCAL 2007 EARNINGS GUIDANCE REAFFIRMED WITH EMPHASIS AT UPPER END OF RANGE

Piedmont Natural Gas reaffirms its fiscal year 2007 earnings guidance range of $1.35 to $1.45 per diluted share with emphasis on the upper end of that range. Piedmont’s guidance includes management’s assessment of competitive market conditions, margin stabilization features of the Company’s regulated utility gas tariffs and ongoing business process improvement cost savings and efficiencies. Changes in market conditions which the Company cannot reasonably anticipate could cause earnings for fiscal year 2007 to differ from this guidance.

CONFERENCE CALL

In conjunction with this first-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, March 13, 2007, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website with the Investor Relations section.

Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	January 31		% Increase
	2007	2006	(Decrease)
	(Unaudited)
Operating Revenues	$677,241	$921,347	(26%)
Cost of Gas	468,756	711,975	(34%)
Margin	$208,485	209,372	0%
Operations and Maintenance Expenses	52,210	53,222	(2%)
Depreciation	21,611	21,887	(1%)
General Taxes	9,259	8,710	6%
Utility Income Taxes	43,708	44,392	(2%)
Operating Income	81,697	81,161	1%
Other Income (Expense), net	3,357	3,478	(3%)
Utility Interest Charges	14,338	12,642	13%
Net Income	70,716	71,997	(2%)

Average Shares of Common Stock:
Basic	74,619	76,685	(3%)
Diluted	74,938	76,928	(3%)

Earning Per Share of Common Stock:
Basic	$.95	$.94	1%
Diluted	$.94	$.94	0%
System Throughput — Dekatherms	66,913	66,179	1%
Gas Customers Billed in January	940	919	2%
System Average Degree Days — Actual	1,615	1,723	(6%)
System Average Degree Days — Normal	1,900	1,906	0%
Percent Normal Degree Days	85%	90%

Forward-Looking Statement
This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to future events, risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward- looking statements may be found in Piedmont’s most recent filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.